Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, March 3, 2008

(713) 651-4300

KEY ENERGY HOSTS ANALYST DAY AND PROVIDES 2008 OUTLOOK

HOUSTON, TX, March 3, 2008 — Key Energy Services, Inc. (NYSE: KEG) will host its 2008 Analyst Day this afternoon and will discuss its first quarter and full-year 2008 guidance during its management presentation.  The management presentation, which is expected to begin at 2:00pm ET, will be webcast and the slides detailing the outlook are posted to the Company’s website.  To access the webcast, go to www.keyenergy.com and select “Investor Relations.”

2008 Outlook

The Company anticipates that industry activity levels in 2008 will be strong due to current high commodity prices.  Management believes that its customers will spend more to drill and develop properties in 2008 than in 2007, resulting in increased activity levels.  Management’s forecast also assumes that the expansion of new equipment supply will slow due to reductions in capital spending by its competitors.

Commenting on the outlook, Dick Alario, Chairman and CEO, stated, “Our objectives for 2008 are to continue our share repurchase program and remain disciplined with our capital expenditures.  We intend to expand our Mexico and cased-hole wireline operations, and our transition to return on assets as a major financial metric in our incentive plan, we believe, will help us improve the utilization of our equipment.”

Mr. Alario concluded, “We estimate that revenue for the March 2008 quarter will total between $435 million and $450 million and diluted earnings per share will total between $0.28 and $0.32 per diluted share.  We also estimate that revenue for the year ending December 31, 2008 will total between $1.75 billion and $1.85 billion while diluted earnings per share will range between $1.22 and $1.40 per diluted share.  Additionally, we expect our 2008 capital expenditures will be between $165 million and $185 million.”

The following sets forth selected estimates supporting the Company’s forecast:

	Three Months Ended		Twelve Months Ended
(Thousands, except hourly data)	March 31, 2008 Outlook Range		December 31, 2008 Outlook Range
Financial Outlook:
Revenue	$435,000	$450,000	$1,750,000	$1,850,000
General and administrative expense	59,000	62,000	230,000	240,000
Depreciation and amortization expense	41,000	43,000	165,000	175,000
Interest expense, net	9,500	10,000	39,000	41,000
Tax rate	38.0%	40.0%	38.0%	40.0%

Activity Levels
Rig Hours	630,000	650,000	2,500,000	2,600,000
Truck Hours	555,000	575,000	2,200,000	2,300,000

The foregoing estimates are based on various assumptions that are set forth in the slides posted on the Company’s website.  Management will discuss these assumptions in more detail during the analyst meeting, which will be webcast.  These assumptions are subject to significant uncertainties and actual results may differ from those set forth in the Company’s forecasts.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company will be unable to complete its new capital investment plan, including that it will be unable to identify or complete acquisitions and that it will be unable to integrate acquired operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, the impact of new rigs coming into the market and weather risk; the risk of changes in interest rates which could affect interest expense; and risks that the Company will be unable to achieve budgeted financial targets or cost reductions; factors affecting the Company’s stock repurchase program, including, among others, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations, availability under the Company’s revolving credit facility; and general economic conditions; and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2007 Annual Report on Form 10-K filed February 29, 2008 for a discussion of risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.